Horizon Technology Finance Announces

Financial Results for the Third Quarter 2012

and Quarterly Dividend of $0.45 Per Share

Company Increases Liquidity;

Continues Strong Market Momentum and Portfolio Growth

FARMINGTON, Conn., November 6, 2012 – Horizon Technology Finance Corporation (Nasdaq: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, today announced its financial results for the quarter ended September 30, 2012 and a cash dividend of $0.45 per share.

Third Quarter 2012 Highlights

•	Closed loan commitments totaling $41.3 million, plus warrants
•	Funded $48.5 million in venture loans to new and existing portfolio companies
•	Ended the quarter with an investment portfolio of $220.9 million
•	Unfunded loan approvals and commitments totaled $32.8 million
•	Portfolio weighted average yield was 13.6%
•	Earned net investment income of $3.0 million, or $0.33 per share
•	Increased net assets from operations by $3.6 million, or $0.40 per share
•	Net asset value equaled $156.9 million, or $16.41 per share, as of September 30, 2012
•	Declared a quarterly dividend of $0.45 per share, bringing cumulative dividends to $3.20 per share since going public in October 2010
•	Increased liquidity by completing a $30.9 million common stock offering
•	Increased liquidity and borrowing capacity under a new $75 million term loan credit facility

“We are pleased with the growth in our portfolio during the third quarter, as we seek to maintain our positive momentum in the marketplace,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer.  “While our deal originations and overall credit quality were strong during the quarter, we continue to be cautious in the near term due to an uncertain macro environment. Going forward, we remain focused on deploying capital in a manner that adheres to a strict set of underwriting and return criteria. With the enhanced liquidity from our recent equity and debt transactions, we intend to utilize our disciplined approach to capitalize on new investment opportunities and generate attractive risk-adjusted returns as we have consistently done in the past.”

Operating Results

Total investment income increased 2.8% to $6.6 million for the three months ended September 30, 2012 as compared to $6.4 million for the three months ended September 30, 2011. For the three months ended September 30, 2012, total investment income consisted of $6.4 million in interest income from investments, which included $1.1 million in income from the amortization of origination fees and end-of-term payments on investments. Interest income on investments rose primarily due to the increased average size of the loan portfolio. Fee income on investments was primarily comprised of prepayment fees from one of our portfolio companies.

For the nine months ended September 30, 2012, total investment income increased 4.8% to $18.7 million as compared to $17.9 million in the prior year period. For the nine months ended September 30, 2012, total investment income consisted primarily of $17.8 million in interest income from investments, which included $3.1 million in income from the amortization of origination fees and end-of-term payments on investments. Interest income on investments increased primarily due to the increased average size of the loan portfolio. Fee income on investments for the nine months ended September 30, 2012 was primarily from prepayment fees from six of our portfolio companies.

The Company’s dollar-weighted average annualized portfolio yield on average loans, excluding warrant gains, was 13.6% and 14.2% for the three months ended September 30, 2012 and 2011, respectively. The Company’s dollar-weighted average annualized portfolio yield on average loans for the nine months ended September 30, 2012 and 2011 was 13.9% and 14.6%, respectively.

Total expenses for the three months ended September 30, 2012 were $3.7 million, as compared to $3.4 million for the three months ended September 30, 2011. Total expenses for each period consisted principally of interest expense, management fees, incentive and administrative fees and, to a lesser degree, professional fees and general and administrative expenses. Interest expense increased quarter-over-quarter primarily due to the increased aggregate effective interest rate under our senior unsecured notes and our credit facilities. Performance based incentive fees increased primarily due to the reversal of an accrual for the incentive fee related to realized gains earned in the three months ended September 30, 2011, with no such reversal recorded at September 30, 2012. Total expenses for the nine months ended September 30, 2012 decreased to $10.1 million, as compared to $10.7 million in the prior year period.

Net investment income for the three months ended September 30, 2012 was $3.0 million, or $0.33 per share, as compared to net investment income of $3.0 million, or $0.39 per share, in the prior year period. For the nine months ended September 30, 2012 and 2011, net investment income was $8.6 million, or $1.06 per share, and $7.2 million, or $0.95 per share, respectively.

For the three months ended September 30, 2012, the Company did not realize any gains on investments. This compares to a net realized loss on investments of $17,000 for the three months ended September 30, 2011. For the nine months ended September 30, 2012, the Company reported a net realized loss on investments of $0.1 million, or $0.01 per share, which was primarily due to the write-off of warrants in one portfolio company. For the nine months ended September 30, 2011, the Company reported a net realized gain on investments of $5.5 million, or $0.73 per share, from the sale of stock acquired through the exercise of warrants in four portfolio companies.

For the three months ended September 30, 2012, the net unrealized appreciation on investments was $0.7 million, as a result of the change in portfolio investment fair values during the quarter. This compares to a net unrealized depreciation on investments of $0.2 million for the three months ended September 30, 2011, which is primarily due to the reversal of previously recorded unrealized appreciation on warrant investments that were realized in the period. The net unrealized depreciation on investments for the nine months ended September 30, 2012 and 2011 was $0.1 million and $2.5 million, respectively.

For the three months ended September 30, 2012 and 2011, the net increase in net assets resulting from operations was $3.6 million and $2.8 million, respectively. For the nine months ended September 30, 2012 and 2011, the net increase in net assets resulting from operations was $8.4 million and $10.2 million, respectively.

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Portfolio Summary and Investment Activity

As of September 30, 2012, the Company’s debt portfolio consisted of 44 secured loans with an aggregate fair value of $212.4 million. In addition, the Company’s warrant portfolio had an aggregate fair value of $5.8 million as of September 30, 2012. Total portfolio investment activity as of and for the three and nine months ended September 30, 2012 and 2011 was as follows:

($ in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Beginning portfolio	$195,600	$186,029	$178,013	$136,810
New loan funding	48,464	7,000	117,459	86,833
Less refinanced balances	(12,000)	—	(30,739)	(8,677)
Net new loan funding	36,464	7,000	86,720	78,156
Principal payments received on investments	(10,607)	(8,559)	(28,522)	(22,666)
Early pay-offs	(1,459)	(4,315)	(15,664)	(9,908)
Accretion of loan fees	606	527	1,698	1,356
New loan fees	(372)	(40)	(1,120)	(967)
New equity	—	—	—	577
Proceeds from sale of investments	—	—	(38)	—
Net realized (loss) gain on investments	—	—	(61)	—
Net appreciation (depreciation) on investments	677	(456)	(117)	(3,172)
Ending portfolio	$220,909	$180,186	$220,909	$180,186

Portfolio Asset Quality

As of both September 30, 2012 and 2011, the Company’s loan portfolio had a weighted average credit rating of 3.2, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 or 1 represents a deteriorating credit quality and increased risk. The Company did not have any debt investments on non-accrual status as of September 30, 2012 and 2011.

Liquidity and Capital Resources

Horizon ended the third quarter with approximately $86.3 million in available liquidity, including cash and investments in money market funds totaling $5.7 million and approximately $80.6 million in funds available under existing credit facility commitments.

In July 2012, Horizon completed a public offering of 1,909,000 shares of its common stock with total gross proceeds of approximately $30.9 million from the offering.

Borrowings outstanding under the Company’s $150 million accordion credit facility with Wells Fargo, which contains an initial commitment of $75 million, totaled $23.7 million as of September 30, 2012. Borrowings outstanding under the Company’s credit facility with WestLB, AG totaled $9.6 million as of September 30, 2012.

In August 2012, Horizon closed a new term loan credit facility of $75 million with Fortress Credit Co LLC. The credit facility, which increases the Company’s leverage for new and existing investments, has up to a five-year term, including a draw period of up to four years. Amounts borrowed bear interest at LIBOR plus 6.0%, with a LIBOR floor of 1%. Borrowings outstanding under the facility totaled $10.0 million as of September 30, 2012.

At September 30, 2012, the Company's debt to equity leverage ratio was 48.6%.

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Third Quarter 2012 Dividend

On November 2, 2012, Horizon’s Board of Directors declared a third quarter dividend of $0.45 per share, payable on November 30, 2012 to stockholders of record on November 16, 2012. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2012 calendar year.

Conference Call

Management will host a conference call on Wednesday, November 7, 2012 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112 and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 37597384. A live webcast will also be available on the Company’s website at www.horizontechnologyfinancecorp.com.

A replay of the call will be available through November 14, 2012. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 37597384. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol, “HRZN.” In addition, the Company’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF.” To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

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Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities (Unaudited)
(In thousands, except share data)

	September 30, 2012	December 31, 2011
Assets
Non-affiliate investments at fair value (cost of $223,685 and $180,651, respectively)	$220, 909	$178,013
Investment in money market funds	2,366	13,518
Cash	3,288	1,298
Interest receivable	4,066	2,985
Other assets	4,702	1,997
Total assets	$235,331	$197,811

Liabilities
Borrowings	$76,251	$64,571
Base management fee payable	392	330
Incentive fee payable	742	1,766
Other accrued expenses	1,000	1,260
Total liabilities	78,385	67,927

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2012 and December 31, 2011	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 9,562,956 and 7,636,532 shares outstanding as of September 30, 2012 and December 31, 2011, respectively	10	8
Paid-in capital in excess of par	154,343	124,512
Accumulated undistributed net investment income	2,372	4,965
Net unrealized depreciation on investments	(2,776)	(2,659)
Net realized gains on investments	2,997	3,058
Total net assets	156,946	129,884
Total liabilities and net assets	$235,331	$197,811
Net asset value per common share	$16.41	$17.01

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Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Investment income
Interest income on non-affiliate investments	$6,426	$6,129	$17,803	$16,911
Interest income on money market funds	—	2	—	90
Fee income on non-affiliate investments	193	310	923	870
Total investment income	6,619	6,441	18,726	17,871
Expenses
Interest expense	1,089	725	2,754	2,093
Base management fee	1,087	1,091	3,042	3,229
Performance based incentive fee	742	561	1,992	2,701
Administrative fee	352	355	854	873
Professional fees	147	489	746	1,034
General and administrative	233	227	758	740
Total expenses	3,650	3,448	10,146	10,670
Net investment income	2,969	2,993	8,580	7,201

Net realized and unrealized (loss) gain on investments
Net realized (loss) gain on investments	—	(17)	(61)	5,544
Net unrealized appreciation (depreciation) on investments	677	(217)	(117)	(2,535)
Net realized and unrealized (loss) gain on investments	677	(234)	(178)	3,009

Net increase in net assets resulting from operations	$3,646	$2,759	$8,402	$10,210
Net investment income per common share	$0.33	$0.39	$1.06	$0.95
Change in net assets per common share	$0.40	$0.36	$1.03	$1.34
Weighted average shares outstanding	9,078,010	7,617,972	8,121,986	7,604,345

Contacts:
Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
(860) 676-8653	(212) 477-8438 / (212) 477-8261
chris@horizontechfinance.com	lberman@igbir.com / mcimini@igbir.com

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